                                                             Filed Pursuant to
                                                        Rule 424(b)(3) and (c)
                                                 Commission File No. 333-33916

               PROSPECTUS SUPPLEMENT NO. 2 DATED JANUARY 22, 2001
                                       TO
                         PROSPECTUS DATED APRIL 13, 2000

                                 501,585 SHARES

                                 ABOUT.COM, INC.

                                  COMMON STOCK

      This Prospectus Supplement No. 2 supplements our Prospectus dated April 13, 2000 relating to the public offering, which is not being underwritten, and sale by certain of our stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders") of up to 501,585 shares of our Common Stock, who received such shares in connection with our acquisition of North Sky, Inc. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING STOCKHOLDERS

      The information contained in the table appearing on page 12 of the Prospectus under the heading "Selling Stockholders" is hereby amended to amend the information regarding the Selling Stockholders listed below:

                                                                                  Beneficial-Ownership
                                                                                     After Offering
                                                                                ------------------------
                                                       Number of Shares
                                  Number of Shares     Registered for Sale       Number of
  Name of Selling Stockholder    Beneficially Owned          Hereby               Shares       Percent
--------------------------------------------------------------------------------------------------------
Dalita Stay Revocable                 20,312                      20,312            0             *
  Trust Dated April 8,
  1996(1)

Timothy V. Stay
  Revocable Trust Dated
  April 8, 1996(2)                    52,571                      52,571            0             *

Bear Stearns Bank plc,
  as pledgee/selling
  stockholder, selling
  through Bear, Stearns
  & Co. Inc.(3)                      275,000                     275,000            0             *

--------------------------

(1) The shares beneficially owned by the selling stockholder were gifted by Dalita Stay. The selling stockholder may also be deemed to be the beneficial owner of 160,000 shares of About common stock pledged to Bear Stearns Bank plc.

(2) The shares beneficially owned by the selling stockholder were gifted by Dalita Stay. The selling stockholder may also be deemed to be the beneficial owner of 115,000 shares of About common stock pledged to Bear Stearns Bank plc.

(3) The shares beneficially owned were pledged by the Dalita Stay Revocable Trust Dated April 8, 1996 and the Timothy V. Stay Revocable Trust Dated April 8, 1996 to Bear Stearns Bank plc, as pledgee/selling stockholder, and will be sold by the selling stockholder through Bear, Stearns & Co. Inc. An affiliate of the selling stockholder was an underwriter of About's initial public offering in April 1999 and has also provided certain investment banking services to About from time to time.